Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Reports Record Second Quarter

and First Half Results

•	28% increase in second quarter earnings per share to a record $0.32

•	14th consecutive quarter of double digit EPS growth

•	5.6% comparable sales increase in second quarter, a 2-year stack of 18.4%

Fort Myers, FL – August 22, 2012 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2012 second quarter and twenty-six weeks ended July 28, 2012.

For the second quarter, the Company reported net income of $53.4 million, an increase of 23% compared to net income of $43.4 million in last year’s second quarter and record earnings per diluted share of $0.32, an increase of 28% compared to $0.25 per diluted share in last year’s second quarter.

For the twenty-six weeks ended July 28, 2012, the Company reported record net income of $107.0 million, an increase of 20% compared to net income of $89.3 million in the same period last year and record earnings per diluted share of $0.64, an increase of 25% compared to $0.51 per diluted share in the same period last year.

Net Sales

For the second quarter, net sales were $641.7 million, an increase of 16.4% compared to $551.4 million in last year’s second quarter, reflecting comparable sales growth of 5.6%, square footage increase of 7.4%, and sales for Boston Proper of $32.6 million. The 5.6% increase in comparable sales for the second quarter was on top of a 12.8% increase in last year’s second quarter, for a two-year stack of 18.4%, and reflected increases in both average dollar sale and transaction count. The Company’s comparable sales growth primarily reflected the effectiveness of the Company’s innovative marketing plans, a positive customer response to the Company’s merchandise offering and new product launches.

The Chico’s/Soma Intimates brands’ comparable sales increased 7.2% on top of an 11.9% increase in last year’s second quarter for a two-year stack of 19.1%, and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 2.3% on top of a 14.9% increase in last year’s second quarter for a two-year stack of 17.2%.

Gross Margin

For the second quarter, gross margin was $362.2 million, an increase of 17.1% compared to $309.3 million in last year’s second quarter. As a percentage of net sales, gross margin was 56.4%, a 30 basis point improvement from last year’s second quarter, primarily reflecting increased full-price selling and effective promotional activities, partially offset by the inclusion of Boston Proper’s results.

Selling, General and Administrative Expenses

For the second quarter, selling, general and administrative expenses (“SG&A”) were $276.1 million compared to $240.4 million in last year’s second quarter. As a percentage of net sales, SG&A was 43.0%, a 60 basis point improvement from last year’s second quarter, primarily reflecting the sales leverage impact on store expenses and the inclusion of Boston Proper’s results.

Inventories

At the end of the second quarter, total inventories were $191.7 million compared to $190.7 million in the second quarter last year. Excluding $12.6 million related to Boston Proper, inventories decreased by $11.6 million or 6.1%, reflecting planned inventory reductions.

Share Repurchase Program

During the second quarter of fiscal 2012, the Company repurchased 1.8 million shares for $25.6 million under its $200 million share repurchase program announced in November 2011, with $149.4 million remaining under the program as of the end of the second quarter. For the four quarter period ended July 28, 2012, the Company repurchased 9.0 million shares for $110.6 million.

Outlook

As a result of the Company’s record first half results, the Company is updating its planning assumptions for fiscal 2012. The new planning assumptions are:

•	Net sales of approximately $2.55 billion to $2.6 billion, which includes comparable store growth at a mid-single digit percent;

•	Gross margin rate of approximately flat to 2011;

•	SG&A expense, as a percentage of net sales, down approximately 50 basis points to 2011;

•	One-time acquisition and integration costs for Boston Proper of approximately $4 million pre-tax;

•	Effective tax rate of approximately 38%;

•	Weighted average diluted shares of approximately 165 million, excluding any potential future impact of share repurchases;

•	Inventory increase in-line with sales growth; and

•	Capital expenditures of approximately $155 million, reflecting an additional $5 million for Boston Proper initiatives, including new stores in early fiscal 2013 and system integration costs.

A conference call to review the second quarter is scheduled for today at 8:30 a.m. EDT. A live webcast of the call can be accessed at the Events Calendar page of the Chico’s FAS, Inc. corporate website, www.chicosfas.com.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

The Chico’s brand offers women a combination of great style, one-of-a-kind details and warm personal service. Chico’s currently operates 607 boutiques and 92 outlets throughout the U.S., mails a catalog and offers round-the-clock shopping at www.chicos.com.

White House | Black Market strives to make women feel beautiful with apparel and accessories in the honest simplicity of black and white and the individuality of styles built from it. White House | Black Market currently operates 388 boutiques and 38 outlets, mails a catalog highlighting its latest fashions and connects with customers at www.whbm.com.

Soma Intimates offers beautiful and sensual lingerie, loungewear and beauty. Soma Intimates currently operates 186 boutiques and 16 outlets, mails a catalog coinciding with key shopping periods and sells direct-to-consumer at www.soma.com.

Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.

(Financial Tables Follow)

Chico’s FAS, Inc.

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	July 28, 2012		July 30, 2011		July 28, 2012		July 30, 2011
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s/Soma Intimates	$839,960	65.0	$749,258	68.8	$414,618	64.6	$374,324	67.9
White House | Black Market	386,225	29.9	339,349	31.2	194,498	30.3	177,125	32.1
Boston Proper	66,354	5.1	—	—	32,606	5.1	—	—

Net sales	1,292,539	100.0	1,088,607	100.0	641,722	100.0	551,449	100.0

Cost of goods sold	551,763	42.7	461,617	42.4	279,542	43.6	242,122	43.9

Gross margin	740,776	57.3	626,990	57.6	362,180	56.4	309,327	56.1

Selling, general and administrative expenses	567,797	43.9	485,201	44.6	276,121	43.0	240,356	43.6
Acquisition and integration costs	841	0.1	—	—	283	0.0	—	—

Income from operations	172,138	13.3	141,789	13.0	85,776	13.4	68,971	12.5

Interest income, net	402	0.0	820	0.1	219	0.0	420	0.1

Income before income taxes	172,540	13.3	142,609	13.1	85,995	13.4	69,391	12.6

Income tax provision	65,500	5.0	53,300	4.9	32,600	5.1	26,000	4.7

Net income	$107,040	8.3	$89,309	8.2	$53,395	8.3	$43,391	7.9

Per share data:

Net income per common share-basic	$0.64		$0.51		$0.32		$0.25

Net income per common and common equivalent share–diluted	$0.64		$0.51		$0.32		$0.25

Weighted average common shares outstanding–basic	163,898		173,082		163,822		171,282

Weighted average common and common equivalent shares outstanding–diluted	164,834		174,298		164,732		172,495

Dividends declared per share	$0.1575		$0.15		$0.0525		$0.05

Chico’s FAS, Inc.

Consolidated Balance Sheets

(in thousands)

	July 28,	January 28,	July 30,
	2012	2012	2011
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$109,466	$58,919	$56,109
Marketable securities, at fair value	248,480	188,934	448,211
Inventories	191,694	194,469	190,745
Prepaid expenses and other current assets	52,642	55,104	57,190

Total Current Assets	602,282	497,426	752,255

Property and Equipment, net	576,788	550,230	524,782

Other Assets:
Goodwill	238,693	238,693	96,774
Other intangible assets, net	129,933	132,112	38,930
Other assets, net	6,628	6,691	5,532

Total Other Assets	375,254	377,496	141,236

	$1,554,324	$1,425,152	$1,418,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$139,800	$100,395	$132,703
Other current liabilities	151,936	137,714	113,035

Total Current Liabilities	291,736	238,109	245,738

Noncurrent Liabilities:
Deferred liabilities	129,782	125,690	127,227
Deferred taxes	50,840	52,125	2,969

Total Noncurrent Liabilities	180,622	177,815	130,196

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,660	1,657	1,722
Additional paid-in capital	320,161	302,612	293,881
Retained earnings	759,838	704,631	746,006
Accumulated other comprehensive income	307	328	730

Total Stockholders’ Equity	1,081,966	1,009,228	1,042,339

	$1,554,324	$1,425,152	$1,418,273

Chico’s FAS, Inc.

Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$107,040	$89,309

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	52,655	48,353
Deferred tax (benefit) expense	(4,490)	4,845
Stock-based compensation expense	11,005	8,365
Excess tax benefit from stock-based compensation	(3,367)	(1,642)
Deferred rent and lease credits	(8,082)	(9,167)
Loss on disposal and impairment of property and equipment	1,759	1,756
Decrease (increase) in assets —
Inventories	2,775	(30,931)
Prepaid expenses and other assets	5,519	(12,416)
Increase in liabilities —
Accounts payable	30,689	17,417
Accrued and other deferred liabilities	30,032	6,637

Total adjustments	118,495	33,217

Net cash provided by operating activities	225,535	122,526

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in marketable securities	(59,568)	86,150
Purchases of property and equipment	(78,755)	(56,265)

Net cash (used in) provided by investing activities	(138,323)	29,885

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,524	2,762
Excess tax benefit from stock-based compensation	3,367	1,642
Dividends paid	(17,530)	(17,521)
Repurchase of common stock	(29,026)	(97,880)

Net cash used in financing activities	(36,665)	(110,997)

Net increase in cash and cash equivalents	50,547	41,414
CASH AND CASH EQUIVALENTS, Beginning of period	58,919	14,695

CASH AND CASH EQUIVALENTS, End of period	$109,466	$56,109

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of basic earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock awards.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from securities such as stock options and performance-based restricted stock units.

The following table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying consolidated statements of income (in thousands, except per share amounts):

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net income	$107,040	$89,309	$53,395	$43,391
Net income and dividends declared allocated to unvested restricted stock	(1,941)	(1,110)	(1,006)	(573)

Net income available to common stockholders	$105,099	$88,199	$52,389	$42,818

Weighted average common shares outstanding – basic	163,898	173,082	163,822	171,282
Weighted average common and common equivalent shares outstanding – diluted	164,834	174,298	164,732	172,495
Net income per common share:
Basic	$0.64	$0.51	$0.32	$0.25

Diluted	$0.64	$0.51	$0.32	$0.25

Chico’s FAS, Inc.

Boutique Count and Square Footage

As of July 28, 2012

	As of 4/28/2012	New Stores	Closures	As of 7/28/2012
Store count:

Chico’s frontline boutiques	603	4	(1)	606
Chico’s outlets	86	3	—	89
WH|BM frontline boutiques	372	12	(1)	383
WH|BM outlets	30	7	—	37
Soma frontline boutiques	177	10	(2)	185
Soma outlets	15	—	—	15

Total Chico’s FAS, Inc.	1,283	36	(4)	1,315

	As of 4/28/2012	New Stores	Closures	Remodels/ Relos and change in SSF	As of 7/28/2012
Net selling square footage (SSF):

Chico’s frontline boutiques	1,637,539	10,312	(4,720)	2,312	1,645,443
Chico’s outlets	220,664	6,724	—	—	227,388
WH|BM frontline boutiques	793,663	32,461	(1,707)	1,329	825,746
WH|BM outlets	59,775	14,427	—	—	74,202
Soma frontline boutiques	346,356	19,490	(2,938)	(5,110)	357,798
Soma outlets	29,057	—	—	—	29,057

Total Chico’s FAS, Inc.	3,087,054	83,414	(9,365)	(1,469)	3,159,634

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199